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                                                                    Exhibit 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report on the financial statements of Midwest Generation, LLC as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and the period from inception (July 12, 1999) to December 31, 1999, dated March 28, 2001, included in this registration statement and to the incorporation by reference of our report on the consolidated financial statements of Edison Mission Energy, dated March 28, 2001, included in Edison Mission Energy's Annual Report on Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.




ARTHUR ANDERSEN LLP


Orange County, California
April 19, 2001